Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM

A NON-DELAWARE CORPORATION TO A

DELAWARE CORPORATION

Pursuant to Section 265 of

the Delaware General Corporation Law

1.	The non-Delaware corporation was first formed in the State of New Mexico as a corporation on August 10, 1983, under the name Mesa Airlines, Inc.

2.	The non-Delaware corporation changed its name to Mesa Air Group, Inc. on March 29, 1995.

3.	The non-Delaware corporation converted from a New Mexico corporation to a Nevada corporation on May 28, 1996.

4.	The jurisdiction immediately prior to filing this Certificate is the State of Nevada.

5.	The name of the non-Delaware corporation immediately prior to filing this Certificate is Mesa Air Group, Inc.

6.	The name of the Corporation as set forth in the Certificate of Incorporation is Mesa Air Group, Inc.

7.

All provisions of the plan of conversion to be adopted in accordance with Section 265(k) of the Delaware General Corporation Law shall be approved prior to the effectiveness of this Certificate in accordance with all law applicable to the other entity, including any approval required under such applicable law for the authorization of the type of corporate action specified in the plan of conversion.

8.	This Certificate of Conversion shall become effective at 8:30 a.m. Eastern Time on November 25, 2025.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 18th day of November, 2025.

MESA AIR GROUP, INC.,
a Nevada corporation

By:	/s/ Brian Gillman
Name:	Brian Gillman
Title:	Executive Vice President, General Counsel & Secretary

[Signature Page to Delaware Certificate of Conversion]